Exhibit 99.1

Contacts: Ashley Johnson, Media Relations	Jill Cuthbertson, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS INCREASES IN SECOND QUARTER FISCAL 2015 EPS,
COMPARABLE RESTAURANT SALES AND TRAFFIC
DALLAS (Jan. 28, 2015) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 24, 2014.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 20.3 percent to $0.71 compared to $0.59 for the second quarter of fiscal 2014

•	On a GAAP basis, earnings per diluted share increased 10.3 percent to $0.64 compared to $0.58 for the second quarter of fiscal 2014

•
Brinker International company sales increased 4.9 percent to $717.8 million and comparable restaurant sales at company-owned restaurants increased 3.7 percent including the positive impact to each brand of approximately 1.1 percent from Christmas Day moving to the third quarter

•	Chili’s company-owned comparable restaurant sales increased 4.0 percent and traffic increased 2.1 percent

•	Maggiano’s comparable restaurant sales increased 2.3 percent, representing the 20th consecutive quarterly increase, and traffic increased 1.6 percent

•
Chili's franchise comparable restaurant sales increase of 3.2 percent includes a 4.9 percent increase for U.S. franchise restaurants, partially offset by a 0.5 percent decrease for international franchise restaurants

•
Restaurant operating margin,[1] as a percent of company sales, improved approximately 60 basis points to 16.4 percent compared to 15.8 percent for the second quarter of fiscal 2014. Brinker's operating income, excluding special items,[2] as a percentage of total revenues improved 70 basis points from 9.3 percent to 10.0 percent

•	For the first six months of fiscal 2015, cash flows provided by operating activities were $162.5 million and capital expenditures totaled $79.5 million

•	The company repurchased approximately 1.1 million shares of its common stock for $59.5 million in the second quarter and a total of approximately 2.2 million shares for $112.8 million year-to-date

•
The company paid a dividend of 28 cents per share in the second quarter, an increase of 17 percent over the prior year second quarter, and declared a dividend of 28 cents per share to be paid in the third quarter

"Brinker delivered another solid quarter of double digit EPS growth," said Wyman Roberts, Chief Executive Officer and President. "We’ve seen our sales and traffic driving strategies take hold, which gives us a great deal of optimism about continuing our positive momentum."

1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses.
2 Operating income, excluding special items, is defined as Operating income excluding Other gains and charges.

Exhibit 99.1

Table 1: Q2 comparable restaurant sales
Q2 F15 and Q2 F14, company-owned, reported brands and franchise; percentage

	Q2 15	Q2 14
Brinker International	3.7	0.8
Chili’s Company-Owned
Comparable Restaurant Sales	4.0	0.7
Pricing Impact	1.4	1.5
Mix-Shift	0.5	1.1
Traffic	2.1	(1.9)
Maggiano’s
Comparable Restaurant Sales	2.3	0.9
Pricing Impact	2.2	1.5
Mix-Shift	(1.5)	(0.5)
Traffic	1.6	(0.1)

Chili's Franchise[1]	3.2	0.0
U.S. Comparable Restaurant Sales	4.9	(0.7)
International Comparable Restaurant Sales	(0.5)	1.4

Chili's Domestic[2]	4.2	0.3
System-wide[3]	3.5	0.5

1
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

2	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
3	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S second quarter company sales increased 4.4 percent to $602.0 million from $576.7 million in the prior year primarily due to increases in comparable restaurant sales and restaurant capacity. As compared to the prior year, Chili's restaurant operating margin1,2 improved. Restaurant labor, as a percent of company sales, was favorably impacted by leverage related to higher company sales coupled with lower health insurance expenses, partially offset by increased wage rates. Cost of sales, as a percent of company sales, was favorably impacted by menu pricing, menu item changes and efficiency gains related to new fryer equipment, partially offset by unfavorable commodity pricing primarily related to burger meat, cheese and avocados which are market based, as well as unfavorable pricing related to salmon. Restaurant expenses, as a percent of company sales, increased due to higher credit card fees, equipment charges associated with tabletop devices,2 and new restaurant development, partially offset by leverage related to higher company sales.
MAGGIANO’S second quarter company sales increased 7.5 percent to $115.8 million from $107.7 million primarily due to increases in comparable restaurant sales and restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Restaurant expenses, as a percent of company sales, were positively impacted by lower supplies expense coupled with leverage related to higher company sales, partially offset by higher utilities expense and new restaurant development. Restaurant labor, as a percent of company sales, was favorably impacted by leverage related to higher company sales, partially offset by higher performance-based compensation. Cost of sales, as a percent of company sales, was negatively impacted by commodity pricing on beef, seafood, cheese and produce, partially offset by increased menu pricing and menu item changes.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.
2As compared to the prior year, the Chili’s restaurant operating margin metric was negatively impacted by the classification of revenues and expenses associated with tabletop devices. The revenues associated with tabletop devices are included in Franchise and other revenues while the associated equipment charges are included in Restaurant expenses, a component of the restaurant operating margin calculation.

Exhibit 99.1

FRANCHISE AND OTHER revenues increased 18.1 percent to $25.1 million for the second quarter compared to $21.3 million in the prior year driven primarily by the revenues associated with tabletop devices, royalty revenues related to Chili's new retail food products, and higher royalty income driven by an increase in U.S. franchise comparable restaurant sales as well as international franchise restaurant openings. U.S. franchise comparable restaurant sales increased 4.9 percent, while international comparable restaurant sales decreased 0.5 percent. Brinker franchisees generated approximately $406 million in sales3 for the second quarter of fiscal 2015.

3Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.5 million for the quarter primarily due to investments in the Chili's reimage program, new restaurant openings and new fryer equipment, partially offset by an increase in fully depreciated assets.
General and administrative expense increased $2.3 million primarily due to higher performance-based compensation.
On a GAAP basis, the effective income tax rate decreased to 29.7 percent in the current quarter from 31.1 percent in the prior year quarter primarily due to an increase in the FICA Tip Credit, partially offset by increased earnings. Excluding the impact of special items, the effective income tax rate decreased to 30.7 percent in the current quarter compared to 31.3 percent in the prior year primarily due to an increase in the FICA Tip Credit, partially offset by increased earnings.
Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the second quarter of fiscal 2015 consist primarily of charges related to litigation reserves, a loss on the sale of assets and the impairment of restaurants.
Table 2: Reconciliation of net income excluding special items
Q2 15 and Q2 14; $ millions and $ per diluted share after-tax

	Q2 15	EPS Q2 15	Q2 14	EPS Q2 14
Net Income	41.3	0.64	39.7	0.58
Other (Gains) and Charges, net of taxes[1]	5.1	0.07	0.8	0.01
Net Income excluding Special Items	46.4	0.71	40.5	0.59

1
Pre-tax Other gains and charges were $8.3 million and $1.2 million in the second quarter of fiscal 2015 and 2014, respectively. See footnote "b" to the consolidated statements of comprehensive income for additional details.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CST today (Jan. 28). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Feb. 25, 2015.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for second quarter fiscal 2015 filing on or before Feb. 2, 2015; and
- Third quarter earnings release, before market opens, April 21, 2015.

Exhibit 99.1

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Dec. 24, 2014, Brinker owned, operated, or franchised 1,634 restaurants under the names Chili’s® Grill & Bar (1,585 restaurants) and Maggiano’s Little Italy® (49 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 24, 2014	Dec. 25, 2013	Dec. 24, 2014	Dec. 25, 2013
Revenues:
Company sales	$717,768	$684,385	$1,404,632	$1,348,887
Franchise and other revenues (a)	25,130	21,277	49,284	41,435
Total revenues	742,898	705,662	1,453,916	1,390,322
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	193,762	185,179	378,547	365,837
Restaurant labor	227,733	219,919	455,009	438,635
Restaurant expenses	178,898	171,144	354,436	338,834
Company restaurant expenses	600,393	576,242	1,187,992	1,143,306
Depreciation and amortization	36,072	33,538	71,614	66,694
General and administrative	32,660	30,362	65,294	64,783
Other gains and charges (b)	8,291	1,221	9,224	2,227
Total operating costs and expenses	677,416	641,363	1,334,124	1,277,010
Operating income	65,482	64,299	119,792	113,312
Interest expense	7,349	7,047	14,348	14,060
Other, net	(611)	(461)	(1,114)	(1,043)
Income before provision for income taxes	58,744	57,713	106,558	100,295
Provision for income taxes	17,438	17,969	32,514	31,339
Net income	$41,306	$39,744	$74,044	$68,956

Basic net income per share	$0.65	$0.59	$1.15	$1.03

Diluted net income per share	$0.64	$0.58	$1.13	$1.00

Basic weighted average shares outstanding	63,590	66,811	64,129	66,752

Diluted weighted average shares outstanding	64,963	68,628	65,613	68,715

Other comprehensive loss:
Foreign currency translation adjustment (c)	$(3,529)	$(819)	$(4,336)	$(754)
Other comprehensive loss	(3,529)	(819)	(4,336)	(754)
Comprehensive income	$37,777	$38,925	$69,708	$68,202

(a)
Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income. Beginning in fiscal 2015, income primarily related to Maggiano's delivery is included in Franchise and other revenues on the consolidated statement of comprehensive income. This income was previously included in Restaurant expenses. The prior year consolidated statement of comprehensive income has been adjusted to conform to the fiscal 2015 presentation. This adjustment has no effect on net income previously reported.

Exhibit 99.1

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 24, 2014	Dec. 25, 2013	Dec. 24, 2014	Dec. 25, 2013
Litigation	$5,800	$—	$5,800	$—
Restaurant impairment charges	747	1,285	747	1,285
Restaurant closure charges	509	265	1,381	1,107
Loss (Gain) on the sale of assets, net	1,069	(579)	1,093	(579)
Impairment of liquor licenses	175	—	175	—
Other	(9)	250	28	414
	$8,291	$1,221	$9,224	$2,227

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 24, 2014	June 25, 2014

ASSETS
Current assets	$285,453	$210,854
Net property and equipment (a)	1,045,447	1,056,454
Total other assets	218,931	223,296
Total assets	$1,549,831	$1,490,604
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$28,036	$27,884
Current liabilities	483,073	438,226
Long-term debt, less current installments	901,241	832,302
Other liabilities	132,540	129,098
Total shareholders’ equity	4,941	63,094
Total liabilities and shareholders’ equity	$1,549,831	$1,490,604

(a)
At Dec. 24, 2014, the company owned the land and buildings for 189 of the 888 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.2 million and $120.1 million, respectively.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-Six Week Periods Ended
	Dec. 24, 2014	Dec. 25, 2013
Cash Flows From Operating Activities:
Net income	$74,044	$68,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,614	66,694
Stock-based compensation	6,992	8,196
Restructure charges and other impairments	8,326	2,091
Net loss on disposal of assets	2,974	2,051
Changes in assets and liabilities	(1,485)	(667)
Net cash provided by operating activities	162,465	147,321
Cash Flows from Investing Activities:
Payments for property and equipment	(79,481)	(69,692)
Proceeds from sale of assets	1,950	833
Net cash used in investing activities	(77,531)	(68,859)
Cash Flows from Financing Activities:
Purchases of treasury stock	(112,789)	(93,101)
Borrowings on revolving credit facility	83,000	80,000
Payments of dividends	(35,409)	(31,345)
Excess tax benefits from stock-based compensation	10,351	14,569
Payments on long-term debt	(13,338)	(13,260)
Proceeds from issuances of treasury stock	3,975	7,963
Payments on revolving credit facility	—	(40,000)
Net cash used in financing activities	(64,210)	(75,174)
Net change in cash and cash equivalents	20,724	3,288
Cash and cash equivalents at beginning of period	57,685	59,367
Cash and cash equivalents at end of period	$78,409	$62,655

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Second Quarter Openings Fiscal 2015	Total Restaurants Dec. 24, 2014	Projected Openings Fiscal 2015
Company-Owned Restaurants:
Chili’s Domestic	3	826	8-10
Chili’s International	1	13	1
Maggiano’s	1	49	3
	5	888	12-14
Franchise Restaurants:
Chili’s Domestic	1	440	5
Chili's International	9	306	34-38
	10	746	39-43
Total Restaurants:
Chili’s Domestic	4	1,266	13-15
Chili's International	10	319	35-39
Maggiano’s	1	49	3
	15	1,634	51-57

FOR ADDITIONAL INFORMATION, CONTACT:
JILL CUTHBERTSON
INVESTOR RELATIONS
(972) 980-9917
6820 LBJ FREEWAY
DALLAS, TEXAS 75240